                                                                     EXHIBIT 4.9


April 27, 2004


DDJ Canadian High Yield Fund
B III-A Capital Partners, L.P.
GMAM Investment Funds Trust II - Promark Alternative High Yield Bond Fund c/o DDJ Capital Management, LLC
141 Linden Street, Suite S-4
Wellesley, Massachusetts 02482

Attention:  David Breazzano

Dear David:

      As we have discussed, Metretek Technologies, Inc. (the "Company") is currently contemplating the offering and sale of shares of its common stock, par value $0.01 per share ("Common Stock"), and warrants to purchase shares of its Common Stock (the "Investor Warrants") to one or more accredited investors (the "2004 Offering"). In connection with the 2004 Offering, DDJ Canadian High Yield Fund, B III-A Capital Partners, L.P. and GMAM Investment Funds Trust II - Promark Alternative High Yield Bond Fund (each, a "Fund", and, collectively, the "Funds") hereby agree to convert that number of shares of the Company's Series B Preferred Stock, par value $0.01 per share (the "Series B Preferred Stock"), set forth opposite its name on Exhibit A attached hereto into shares of Common Stock effective as of the closing date of the 2004 Offering (the "Closing Date") on the terms described below.

      Each of the Funds hereby irrevocably agrees to convert on the Closing Date that number of shares of Series B Preferred Stock set forth opposite such Fund's name on Exhibit A attached hereto at the applicable accreted value (including the liquidation preference plus all accrued but unpaid dividends) of each such share of Series B Preferred Stock on the Closing Date (the "Closing Date Per Share Accreted Value") into that number of newly issued, fully paid and non-assessable shares of Common Stock (the "Conversion Shares") calculated by dividing the aggregate Closing Date Per Share Accreted Value of such shares of Series B Preferred Stock by the conversion price of $3.0571 per share of Common Stock. The remainder of the shares of Series B Preferred Stock held by the Funds shall remain outstanding and shall retain all of their existing rights, limitations and preferences.

      As of December 9, 2004, the mandatory redemption date (the "Redemption Date") set forth in the Company's Certificate of Designation of Series B Preferred Stock (the "Certificate of Designation"), (a) each share of Series B Preferred Stock acquired by the Funds on February 4, 2000 would have an accreted value (including accrued but unpaid dividends) of $1,467.91 (the "February Per Share Accretion Value at Redemption"), (b) each share of Series B Preferred Stock acquired by the Funds on December 9, 1999 would have an accreted value (including accrued but unpaid dividends) of $1,486.30 (the "December Per Share Accreted Value at Redemption" and individually with the February Per Share Accreted Value at Redemption, the "Per Share Accreted Value at Redemption"), and
(c) all shares of Series B Preferred Stock owned by the Funds being converted into shares of Common Stock as provided on Exhibit A hereto would have an aggregate accreted value of $2,228,530.50.

      In consideration of the conversion of the shares of Series B Preferred Stock by the Funds as contemplated hereby, the Company shall issue to the Funds not later than the Closing Date an additional number of shares of Common Stock with respect to each share of Series B Preferred Stock being converted into Common Stock as provided on Exhibit A hereto in an amount equal to (i)(A) the aggregate number of shares of Series B Preferred Stock to be converted by the Funds on the Closing Date, multiplied by (B) the difference between (x) the applicable Per Share Accreted Value at Redemption, and (y) the applicable Closing Date Per Share Accreted Value, divided by

(ii) $3.0571 (the "Additional Shares").

      Accordingly, upon conversion of the shares of Series B Preferred Stock as contemplated herein, the Company shall issue to the Funds an aggregate of 728,969 shares of Common Stock, as Conversion Shares and as Additional Shares, as set forth on Exhibit A attached hereto, which amount is otherwise equal to the aggregate number of shares of Common Stock that would have been received by the Funds had they each converted their respective shares of Series B Preferred Stock on the Redemption Date, rather than the Closing Date, at the applicable Per Share Accreted Value at Redemption. The Company agrees to provide to the Funds, promptly after they convert their shares of Series B Preferred Stock, a certificate setting forth the applicable Closing Date Per Share Accreted Value and, accordingly, the number of Conversion Shares and the number of Additional Shares issued to each of the Funds.

      In further consideration of the conversion of the shares of Series B Preferred Stock by the Funds, the Company shall issue to the Funds not later than the Closing Date warrants to purchase an aggregate of 728,969 shares of Common Stock (as allocated amongst the Funds as set forth on Exhibit A attached hereto), subject to adjustment in certain circumstances (the "Warrant Shares"), at an exercise price of $3.0571 per share, subject to customary adjustments in certain circumstances (the "New Warrants"). The New Warrants shall be exercisable commencing on the Closing Date through, and shall expire after the close of business on, June 9, 2005 and shall otherwise have the same terms and conditions as the Investor Warrants, the form of which is attached hereto as Exhibit B, except as described below. The Funds shall be entitled to the same registration rights with respect to the Warrant Shares, as well as the Additional Shares, as any investor has with respect to any shares of Common Stock issued or issuable pursuant to the 2004 Offering (the "Offering Shares"), as further described in that certain Registration Rights Agreement, of even date herewith, by and among the Company and the investors participating in the 2004 Offering. In the event that the registration statement covering the Offering Shares, the Additional Shares and the Warrant Shares is not declared effective on or prior to the effectiveness deadline specified in the registration rights provisions of the 2004 Offering (the "Effectiveness Deadline"), in addition to any other rights to which the Funds may be entitled, the expiration date of the New Warrants shall be extended on a day-for-day basis for each day until the registration statement is declared effective.

      The Funds also beneficially own warrants to purchase shares of Common Stock originally issued by the Company to the Funds in December 1999 and February 2000 (the "1999/2000 Warrants"). In the event that the issuance of the Additional Shares or the New Warrants to the Funds, or the issuance of any similar warrants to purchase shares of Common Stock to other holders of Series B Preferred Stock on or about the Closing Date with the same exercise price, results in a reduction in the exercise price of the 1999/2000 Warrants due to the anti-dilution adjustment provisions of the 1999/2000 Warrants (the "Anti-Dilution Adjustment"), then the Funds agree, upon exercise of any 1999/2000 Warrant, either (a) to pay to the Company the sum of (i) the exercise price of the 1999/2000 Warrant, as payment for the Common Stock issuable by the Company upon exercise thereof, plus (ii) an amount equal to the reduction in the exercise price of the 1999/2000 Warrant attributable solely to the Anti-Dilution Adjustment on the 1999/2000 Warrant, as partial reimbursement for the cost to the Company of issuing the Additional Shares and/or the New Warrants, as the case may be, to the Funds in connection with this Agreement, or (b) to agree to a waiver of such Anti-Dilution Adjustment in accordance with the terms of the 1999/2000 Warrants. Notwithstanding the foregoing, the Company shall provide to the Funds a certificate, in reasonably satisfactory form to the Funds, setting forth the adjustment, if any, in the exercise price of the 1999/2000 Warrants arising as a result of the 2004 Offering, and showing in detail the facts upon which such adjustment was based, as otherwise required by Section 2.3.2 of the 1999/2000 Warrants.

      The Series B Preferred Stock being converted by each Fund, and the number of Conversion Shares and Warrants issuable to each Fund is set forth in Exhibit A attached hereto.

      This Agreement shall be of no further force and effect (i) if the effective price at which Common Stock is issued or deemed to be issued in the 2004 Offering (including shares issuable upon the exercise of warrants and/or other rights to acquire shares of Common Stock issued in the 2004 Offering) is less than $2.90 per share, (ii) if the Closing Date does not occur on or prior to May 31, 2004, (iii) if the Company shall not have received gross proceeds of at least than $5 million from the sale of Common Stock issued in the 2004 Offering, or (iv) upon the mutual written agreement of the Company and each of the Funds.

      The terms and conditions of this Agreement shall not be deemed to limit or otherwise restrict the Funds' right to effect transactions in any securities of the Company, including, without limitation, any shares of Series B Preferred Stock held by the Funds or any shares of Common Stock, however acquired, or to effect the conversion of any shares of Series B Preferred Stock otherwise than as provided herein, except as specifically provided below.

      Each of the parties hereto hereby represents and warrants to the other party hereto that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms. Further, the Company hereby represents and warrants to the Funds that (a) the Company has full corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement, and the registration rights provisions of the 2004 Offering (the "Transaction Documents"), (ii) authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Conversion Shares, the Additional Shares, the New Warrants and the Warrant Shares (collectively, the "Securities"); (b) the Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application; (c) the issuance and sale of the Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other person (other than the Funds) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security, other than the Anti-Dilution Adjustment to the 1999/2000 Warrants, including the 1999/2000 Warrants held by persons other than the Funds; (d) the Additional Shares and the Conversion Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Funds), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws; (e) the Additional Shares and the New Warrants have been duly and validly authorized; (f) upon issuance the Additional Shares will be, and upon the due exercise of the New Warrants the Warrant Shares will be, validly issued, fully paid and non-assessable, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Funds; (g) the Company has reserved a sufficient number of shares of Common Stock for issuance of the Additional Shares and for issuance of the Warrant Shares upon the exercise of the New Warrants, free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws and except for those created by the Funds; (h) the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods; (i) at or prior to the Closing Date, the Company shall have taken all action necessary to exempt (i) the issuance and sale of the Conversion Shares,
(ii) the issuance of the New Warrants and the Additional Shares and the issuance of the Warrant Shares upon due exercise of the New Warrants, and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other "poison pill" arrangement, any anti-takeover, business combination or control share law or statute binding on the Company or to which the Company or any of its assets and properties may be subject and any provision of the Company's Second Restated Certificate of Incorporation ("Certificate of Incorporation or Amended and Restated By-laws that is or could reasonably be expected to become applicable to the Funds as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or voting of the Securities by the Funds or the exercise of any right granted to the Funds pursuant to this Agreement or the other Transaction Documents; (j) the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company's Certificate of Incorporation or the Company's Bylaws, both as in effect on the date hereof (true and complete copies of which have been made available to the Funds through the EDGAR system), or (ii)(A) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any subsidiary or any of their respective assets or properties, or (B) any agreement or instrument to which the Company or any subsidiary is a party or by which the Company or a subsidiary is bound or to which any of their respective assets or properties is subject, except such as would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the Company; (k) other than the reset on December 9, 2000 pursuant to
Section 7(a) of Article Fourth of the Company's Certificate of Incorporation or as provided in clause (c) above, no other events or circumstances have occurred which required any adjustment under Section 7 of Article Fourth of the Company's Certificate of Incorporation; and (l) a shelf registration statement covering the resale by the Funds of the Conversion Shares and of the shares of Common Stock issuable upon conversion of the remaining outstanding shares of Series B Preferred Stock is currently effective.

      Moreover, each of the Funds hereby represents and warrants to the Company that (a) the Fund has full partnership power and authority and has taken all requisite action on the part of the Fund necessary for (i) the authorization, execution and delivery of this Agreement, (ii) authorization of the performance of all obligations of the Fund hereunder, and (iii) the conversion of the shares of Series B Preferred Stock into the Conversion Shares; (b) this Agreement constitutes the legal, valid and binding obligations of the Fund, enforceable against the Fund in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application; (c) the execution, delivery and performance by the Fund of this Agreement and the conversion of the shares of Series B Preferred Stock into the Conversion Shares require no consent of, action by or in respect of, or filing with, any person, governmental body, agency, or official, with the exception of applicable securities laws filings, if any, by the Funds and their investment manager or advisor following the Closing Date; (d) the execution, delivery and performance of this Agreement by the Fund and the conversion of the shares of Series B Preferred Stock into the Conversion Shares will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Fund's partnership agreement and/or other charter, governing and organizational documents, as in effect on the date hereof, or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Fund, or (b) any agreement or instrument to which the Fund is a party or by which the Fund is bound, except such as would not, individually or in the aggregate, have or reasonably be expected to result in a material adverse effect on the Fund.

      Until the Closing Date, neither the Company nor the Funds shall make any public announcement or disclosure regarding the terms or existence of this Agreement or the transactions contemplated hereby without the prior consent of the other, except (a) disclosures required by applicable laws (including securities laws and regulations), judicial proceedings, or regulatory requirement, but only after notice is given to the other party, if notice can be reasonably and timely given in such circumstances, and (b) disclosures made by the Funds or their investment manager or advisor or both in an amendment to
Schedule 13D filed with the Securities and Exchange Commission necessitated by this Agreement and the transactions contemplated hereby. The Funds acknowledge and understand that the federal securities laws may restrict their ability to purchase or sell any securities of the Company, other than in transactions with the Company or as contemplated by this Agreement, prior to the Closing Date or the termination of this Agreement, so long as they are in possession of any material, non-public information relating to the Company or its business, affairs, condition, operations or prospects.

      The Funds and the Company shall each pay the fees and expenses of its respective advisors, counsel and other experts, if any, and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of this Agreement (or any previously contemplated agreement to be executed by the parties in connection with the 2004 Offering), except that the Company shall pay, promptly after received of confirming documentation, the fees and expenses of the Funds' outside legal counsel in connection therewith up to a maximum of $6,500.

                   REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

      If the foregoing accurately reflects our agreement, please execute this letter in the space provided below and return a copy to the undersigned. This letter may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This letter shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the choice of law principles thereof.

                              METRETEK TECHNOLOGIES, INC.

                              By:  /s/ A. Bradley Gabbard
                                   ----------------------
                              Name:  A. Bradley Gabbard
                              Title:  Exec. V. P.



ACCEPTED AND AGREED:

GMAM Investment Funds Trust II - Promark
Alternative High Yield Bond Fund

By:  DDJ Capital Management, LLC, on behalf
of GMAM Investment Funds Trust II - Promark
Alternative High Yield Bond Fund, in its
capacity as investment manager

By: /s/ David J. Breazzano
    ----------------------
Name: David J. Breazzano
Title: Member

B III-A Capital Partners, L.P.
By: GP III-A, LLC, its General Partner
By: DDJ Capital Management, LLC, Manager

By: /s/ David J. Breazzano
    ----------------------
Name: David J. Breazzano
Title: Member

DDJ Canadian High Yield Fund
By: DDJ Capital Management, LLC,
    its attorney-in-fact

By: /s/ David J. Breazzano
    ----------------------
Name: David J. Breazzano
Title: Member

                                    EXHIBIT A

                          CONVERSION AND WARRANTS CHART

                                SERIES B PREFERRED       TOTAL SHARES (INCLUDING
                                   SHARES BEING            CONVERSION SHARES
       NAME OF FUND                  CONVERTED            AND ADDITIONAL SHARES)        WARRANTS
       ------------                  ---------            ----------------------        --------
GMAM Investment Funds
Trust II                              483 (1999)                 234,825                 234,825
- Promark Alternative
High Yield Bond Fund                   17 (2000)                   8,163                   8,163
B III-A Capital Partners, L.P.        242 (1999)                 117,656                 117,656
                                        8 (2000)                   3,841                   3,841
DDJ Canadian High Yield Fund          725 (1999)                 352,480                 352,480
                                       25 (2000)                  12,004                  12,004
Totals                              1,500                        728,969                 728,969
                                    =====                        =======                 =======